EXHIBIT 99


                    The National Bank and Trust Company
                     to Acquire Business of Sabina Bank

     Wilmington, Ohio - The National Bank and Trust Company (NB&T), subsidiary of NB&T Financial Group, Inc. (NBTF.OB) and Sabina Bank, subsidiary of Premier Financial Bancorp, Inc. (PFBI), jointly announced today the signing of a definitive agreement for the acquisition by NB&T of the business of Sabina Bank. NB&T operates 18 offices in Adams, Brown, Clermont, Clinton, Highland and Warren Counties in Ohio. Sabina Bank operates three offices in Sabina, Ada and Waynesfield, Ohio.

     Under the terms of the Agreement, NB&T will acquire substantially all of the assets and assume specified liabilities, including the deposits, of Sabina Bank. NB&T will pay to Premier Financial Bancorp in cash an amount equal to
2.25 times the regulatory Tier I capital of Sabina Bank, less intangible assets and certain other amounts. Based on financial data as of March 31, 2001, that amount would have been $11.5 million.

     The acquisition will not require the approval of the shareholders of either NB&T Financial Group or Premier Financial Bancorp. The transaction is expected to be consummated before the end of the year, subject to regulatory approval and customary conditions of closing.

     At March 31, 2001, NB&T Financial had total assets of $601 million, deposits of $424 million and shareholders' equity of $51 million. At March 31, 2001, Sabina Bank had total assets of $ 55 million and deposits of $ 47 million.

     Timothy L. Smith, President and Chief Executive Officer of NB&T Financial, stated, "The opportunity to strengthen the presence of National Bank and Trust in southern Ohio and to enter new markets is an important one for a community bank of our size. We believe we can compete with the larger and super-regional financial institutions by gaining more customers who value the personal attention a community bank can provide," he said. "It also allows us to expand the banking, investments, and insurance products we will be able to offer to the Sabina Bank customers," Smith added.

     Gardner Daniel, President and Chief Executive Officer of Premier Financial Bancorp, said, "Today's financial services environment has made it critical for a financial institution to determine the best way it can compete in the marketplace. The direction that Premier Financial Bancorp is taking has resulted in the decision to sell the Sabina Bank."